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                               MULTIPLE CLASS PLAN

                                     FOR THE

                                 USALLIANZ FUNDS

I.       INTRODUCTION

              As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Plan describes the multi-class system for USALLIANZ FUNDS, a Delaware business trust (the "Trust"), including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

              Upon the effective date of this Plan, the Trust elects to offer multiple classes of shares, as described herein, pursuant to Rule 18f-3 and this Plan.
II.           The Multi-Class System

              The following portfolios of the Trust shall offer three classes of shares, Class A, Class B and Class Y: Diversified Assets Fund, Fixed Income Fund, Growth Fund, Money Market Fund and Global Opportunities Fund ("Multi-Class Funds"). Shares of each class of Multi-Class Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses (as defined below); (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B and Class Y shares shall have the features described in Sections A, B, C and D, below.

           A. Sales Charge Structure

              1. CLASS A SHARES. Class A shares of each Multi-Class Fund shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for that Fund, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class A shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund.

              2. CLASS B SHARES. Class B shares of each Multi-Class Fund shall be offered at the then-current net asset value without a front-end sales charge, but may be subject to a contingent deferred sales charge in such amount as is disclosed in the current prospectus for that Fund, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees.

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              3. CLASS Y SHARES. Class Y shares of each Multi-Class Fund shall be offered at the then-current net asset value without a front-end sales charge or contingent deferred sales charge.

           B. Service and Distribution Plans

              The Trust has adopted a distribution plan pursuant to Rule 12b-1 (the "Distribution Plan") and shareholder services agreements with respect to Class A and Class B shares of each Multi-Class Fund, containing the following terms:

              1. CLASS A SHARES. Class A shares of each Fund shall compensate the distributor and other dealers and investment representatives for costs and expenses incurred in connection with the sale and distribution of shares of the Trust, as provided in the Distribution Plan, subject to an annual limit of 0.25% of the average daily net assets of a Fund attributable to its Class A shares.

              2. CLASS B SHARES. Class B shares of each Fund shall compensate the distributor and other dealers and investment representatives for costs and expenses incurred in connection with the sale and distribution of shares of the Trust, as provided in the Distribution Plan, subject to an annual limit of 0.75% of the average daily net assets of a Fund attributable to its Class B shares. Class B shares of each Fund shall pay service organizations for personal service and/or the maintenance of shareholder accounts, as provided in the shareholder services agreements, a fee at an annual rate of up to 0.25% of the average daily net assets of a Fund attributable to its Class B shares.

              3. CLASS Y SHARES. No Distribution Plan or shareholder services agreement has been adopted for Class Y shares of each Multi-Class Fund.

           C. Allocation of Income and Expenses

              1. ALLOCATION METHOD

                 The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

              2. CLASS EXPENSES

                 Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Distribution Plan and shareholder servicing agreement by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the


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expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

                          In the event a particular expense is no longer
reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                          The initial determination of expenses that will be
allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act.

              3. WAIVERS OR REIMBURSEMENTS OF EXPENSES

                 Expenses may be waived or reimbursed by the adviser, the Distributor or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees, subject to compliance with Rule 18f-3 of the 1940 Act.

           D. EXCHANGE AND CONVERSION PRIVILEGES

              Shareholders of a Multi-Class Fund may exchange shares of a particular class for shares of the same class in another Multi-Class Fund at relative net asset value and with no sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum investment amount.

              Class B shares automatically convert to Class A shares without any sales charges or fees after eight (8) years from the month of purchase.

           E. BOARD REVIEW

              1. INITIAL APPROVAL

                 The Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust or a Fund ("Independent Trustees"), at a meeting held October 6, 1999, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

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              2. APPROVAL OF AMENDMENTS

                 The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

              3. PERIODIC REVIEW

                 The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

           F. CONTRACTS

              Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

Effective Date:  October 27, 1999

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